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The following article was published in Orthopedics This Week on March 22, 2013:

 SPINE’S PASSION PLAY

Jeff White • Fri, March 22nd, 2013

The Redemption of TranS1

TranS1, Inc. (TSON) CEO Ken Reali’s proposed acquisition of Baxano, Inc. which was announced on March 4 is but the latest in his steps to resurrect TranS1 from the purgatory that is today’s reimbursement confusion…and the revenue and market cap Hell that come with it.

Gaining a Religious Following Until Struck Down by Authorities

Following years of development and refinement, TranS1 launched AxiaLIF in 2006 for “…anterior supplemental fixation of the lumbar spine at L5 – S1 in conjunction with legally marketed facet and pedicle screws.”  Spine surgeons were increasingly committed to the benefits of minimally invasive techniques and NuVasive’s XLIF launched a few years earlier was unable to treat L5 – S1, leaving no truly MIS (minimally invasive surgery) technique for as many as 40% of lumbar fusions. AxiaLIF’s pre-sacral approach to L5 – S1 appealed to MIS surgeons.

Between 2006 and 2008, successful serial entrepreneur Rick Randall, then TranS1’s CEO, converted an ever growing flock of AxiaLIF surgeons. Sales almost tripled in 2007 to $16.5 million with 81% gross profit margins and the company netted $86.7 million in the rare med device IPO. By the end of 2008, Randall and his team beefed up their product offering with AxiaLIF 2L for L4 – S1 fusion and facet screws for posterior fixation and reached an annual revenue run rate of $38 million.

NASDAQ-listed TranS1 was the story most private spine companies wanted to be.

But by mid-2008 there was grumbling in the halls of power. Reigning AMA (American Medical Association), NASS (North American Spine Society) and payer executives were threatened by this new upstart who preached a less invasive, different way.

While TranS1 taught that AxiaLIF was but another approach to the spine for fusion reimbursable under existing CPT codes, payers found a loophole to deny coverage for what they deemed a “new procedure.”

On New Year’s Day 2009, AMA assigned new Category lll or “T” codes to AxiaLIF procedures…potentially a death sentence for this one-trick pony. Confusion among TranS1’s surgeons, staff and sales reps reigned in what truly was reimbursement purgatory: was AxiaLIF and its payment headed up….or down to what could be TranS1’s eternal demise? What about the “legally marketed facet and pedicle screws” which AxiaLIF “supplemented”? How to bill them?

Indeed, TranS1’s guidance to its sales reps included this: “Effective January 1, 2009, the AMA implemented a Category III code which may describe the work involved in treating some AxiaLIF patients.”

As payer denials and denying payers mounted, sales and market cap fell. From an opening day close of $25.40, TSON shares were down to $8.45 a year later, and below $4.00 by the time Ken arrived as President and CEO-apparent on January 2010. (Share price for the Baxano deal was $2.28; TranS1’s fiscal recovery is yet incomplete.)

Ken Reali Takes Over

Ken arrived at TranS1 to find one leg of the company’s strategy for revival almost in place: in January TranS1 signed a deal to distribute Life Spine, Inc.’s Avatar MIS pedicle screw system, ending the dependency on one technique, broadening the potential procedure base and potentially keeping competitive reps out of AxiaLIF cases.

But falling revenues demanded more radical action. Ken brought in a new CFO, Joe Slattery, from the TranS1 board and other management shake-ups followed. Determining that it would “take a while” to straighten out reimbursement, he next slashed operating expenses by $10 million, which necessarily included cutting TranS1’sdirect sales force and terminating its futuristic nucleus programs. Dealing with payer backlash was the only priority.

Reali almost had a great year in 2011.

It started with the terrific news that Humana had decided to cover AxiaLIF, driving an uptick in the share price and suggesting that the payer strategy coupled with new peer-reviewed papers was working. The company’s discussions with Medicare Administrative Contractors and private payers were going well and VEO, TranS1’s lateral access system, was about to launch. Finally the company’s secondary public offering was priced and closed in September, netting the company more than $18 million.

I’m From the Government…(or, arrival of the Romans with the Sanhedrin)

As 2011 was nearing the finish line, on October 17, Reali and his team disclosed to Wall Street that Health and Human Service and its OIG (Office of Inspector General) arm had issued a subpoena under the federal healthcare fraud and false claims statutes, seeking TranS1 records from January 2008 to October 6 2011. Despite the company’s best efforts to navigate the reimbursement maze that would result in its first local coverage decision (LCD) by a Medicare contractor by year’s end, had TranS1 possibly run afoul of federal laws? Sellers dumped TranS1 shares the next day and the value of the company fell 44%. In January 2012 shareholders, surgeons and employees learned of the inevitable class action shareholders’ suit. Surely, investors’ shares were unduly devalued in all of this.

The only way forward was to bear this latest cross with the rest and continue with strategies that could redeem TranS1 among its many stakeholders: create AxiaLIF credibility, diversify, and halt the skid. All the while losing money.

2012: Progress Despite Record Losses

Head down under the heavy load, Ken and his team plowed through the obstacles in 2012. TranS1 opened its new training facility in February and in March AMA created a new CPT code just for pre-sacral interbody fusion where AxiaLIF is used, and would be effective January 1, 2013. The company completed its first prospective studies comparing AxiaLIF to other LIFs in August. In October it signed Beijing Jiade Sunshine as its Chinese distributor, complete with a stocking order big enough to negatively impact fourth quarter COGs (cost of goods) but also to help generate TranS1’s first year-over-year (YOY) quarterly increase in years. And the good news kept coming. In December TranS1 announced a tentative agreement in principle to resolve the OIG investigation with no charges or implication of guilt and AMA announced the value for the Category 1 code for pre-sacral interbody fusion and revised certain related codes, effective 1/1/2013.

A new life, right?

Not yet. Confounded by the steepest decline in TranS1 sales yet AND $6.6 million in charges associated with resolving the OIG/DOJ (Department of Justice) investigation, TranS1 closed 2012 with a whopping $12 million fourth quarter loss and a record annual loss. At this rate, it would be bankrupt in a year. What else could be done to revive the company?

Baxano: Spending like Crazy

Ken Reali had been talking with Tony Recupero, Baxano’s spine commercialization expert CEO since late 2010. Founded in the heart of Silicon Valley in 2005 when spine times were still good, Baxano launched iO-Flex in 2009 as an MIS facet-sparing decompression instrument for patients with stenosis. By then, reimbursers had already started twisting the payment screws. Reminiscent of TranS1’s experience with AxiaLIF, iO-Flex received FDA permission to market via 510(k) but was handicapped by a lack of Level 1 randomized prospective data. Baxano spent heavily on several lower-level clinical studies but payers, in 2009, were beginning to demand higher levels of clinical evidence in order to pay for new technology. The fact of life in today’s tight payer environment is that big companies can rely on momentum for a while, but little ones need data which means they need cash.

Despite raising $50 million in rounds B (September 2008) and C (June 2010) from A-list venture capital (VC) investors, Baxano found itself continually short of cash. Recupero and his team could not generate enough sales to reach critical volume cost-of-goods reductions fast enough to pay for their expensive marketing campaigns. (As all thirsting spine companies know, the DRGs for high volume decompression and laminectomies leave little or no room to bear and bury even moderately-priced disposables). In July, the company laid off 20% of its workforce and reportedly would run out of money in 2Q 2013; break-even was never in sight.

With TranS1’s biggest problems behind them and Baxano on fumes, Baxano’s board of directors took the only deal that landed on their table—a crew-cut being better than the guillotine.

You can’t exit if you’re dead and in this case misery really did love company.

A Good Deal?

TSON shares have not moved since the deal was announced. This is, however, a great deal for both firms, under the circumstances. Baxano shares are worth more than zero and TranS1 shares, while diluted, have a much better chance for real growth.

The deal rescues Baxano investors from a total loss….the only upside they had left. In one of the most imaginative (some would say, desperate) deals in recent years, Baxano investors agreed to invest $15.3 million of a new $17.2 million TranS1 PIPE while surrendering Baxano for TranS1 stock currently worth ~$23 million, plus $550,000 cash. Baxano’s investors are now in for ~$63 million net, but they will hold at closing a lot of TranS1 shares that are worth…well, a lot less than that but that have more chance of appreciating (let alone surviving) than Baxano shares. After the PIPE, they will hold more than a third of TSON shares. A 50% increase in TSON share price, more or less, will get their latest $15.3 million back, but to realize a “VC 5X return” on their total investment however, Baxano investors will need to seeTranS1’s market cap exceed $1 billion.

That would be worth writing about.

Is TranS1 Back From the Abyss?

“Not really”, says the Street, which has slightly devalued TSON shares since the announcement.

The deal does offer potential synergies that have all been reported and discussed and, let’s face it, how bad a deal can it be for TranS1 who now has more products in the bag and more cash in the bank. But the dilution hurts and the numbers need a lot of improvement; TranS1 is hardly in great shape and will even be looking for more cash at this time next year.

Reali points out that the circumstances are ripe for improvement in the numbers. Both firms field hybrid U.S. sales organizations augmented by distributors. “We will have 34 directs for TranS1 and 24 from Baxano plus ~130 “accredited” (able to cover their own cases) Baxano distributors reps and “40-50” TranS1 distributors. Altogether, a pretty good footprint” says Reali. Few would disagree but the question as before is, how quickly can those directs exploit the bigger bag to pay for themselves? “With the continuing trend to MIS, the broader base of spine surgeons who are now customers (Baxano has about 150 spine surgeons using 300 iO-Flex systems per month), more procedures covered by our products and clear AxiaLIF reimbursement, we are in great shape going ahead. We are the only pure play spine MIS firm and we address $3.9 billion of the spine market.” says the reason-to-be upbeat Reali.

TranS1 has a lot to do to hit or exceed the $28-32 million guidance that was recently offered, but at least everything is now in their own hands: Cross-selling to committed MIS surgeons, key evidence for the podium/publication strategy; effectively relaunching AxiaLIF; maintaining or increasing iO-Flex sales growth, becoming an important MIS player. Perhaps iO-Tome when fully launched will bring a novel MIS or mini-open facetectomy to mainstream TLIF’s.

“We expect to be fully integrated and cross trained by the end of the year”, says Reali “and while we have grown AxiaLIF coverage from 15 million to 100 million covered lives in the last year, there is still a lot of upside”. But hopefully, no repeat of past reimbursement challenges. To that end, Reali has made it clear to anyone that will listen that, “…iO-Flex is NOT a new decompression procedure, it is a minimally invasive instrument to perform standard direct decompression.”

Having shown his mettle as a CEO turnaround specialist, Reali can move into the upper echelon of spine CEO ranks if he can grow TranS1’s sales and market cap, truly completing its redemption.

Forward Looking Statements

Statements in this communication regarding the proposed merger between TranS1 and Baxano and any other statements about the Company’s management team’s future expectations, beliefs, goals, plans or prospects constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations.  Factors that could cause our results to differ materially from those described include, but are not limited to, the ability to consummate the transaction, the ability to successfully integrate our operations and employees, the ability to realize anticipated synergies and cost savings, the ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize our products, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors, and the other factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports.  You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this communication and speak only as of the date of this communication.  We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger described in the preliminary proxy statement on Schedule 14A, filed by the Company on March 8, 2013. The Company will file a definitive proxy statement (when available) and other documents regarding the merger described in this letter with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY THE COMPANY ON MARCH 8, 2013 AND, WHEN AVAILABLE, THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement (when available) will be mailed to stockholders. Stockholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other documents the Company files with the SEC from the SEC’s website at www.sec.gov.  The preliminary proxy statement, definitive proxy statement (when available) and other relevant documents will also be available, without charge, by directing a request by mail or telephone to the Company, Attn: Corporate Secretary, 110 Horizon Drive, Suite 230, Raleigh, NC 27615, by calling us at (866) 256-1206, by emailing us at merger@trans1.com, or from the Company’s website, www.trans1.com.

The Company and its directors, executive officers, certain members of management, and employees may have interests in the merger or be deemed to be participants in the solicitation of proxies of the Company’s stockholders to approve the issuance of the Company’s stock in connection with the merger. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement on Schedule 14A filed by the Company on March 8, 2013 and the definitive proxy statement (when available).